Exhibit 10.2

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

Amendment No. 2 dated as of July 2, 2025 and effective as of July 1, 2025 (this "Amendment No. 2") to the EMPLOYMENT AGREEMENT dated as of May 6, 2019 (the "Employment Agreement"), as amended September 8, 2021, by and between Stagwell Inc. (the “Company”) and Frank Lanuto (the "Executive"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to such terms in the Employment Agreement.

W I T N E S S E T H :

WHEREAS, the parties hereto desire to amend the Employment Agreement as hereinafter set forth;

WHEREAS, the Employment Agreement provides that any change, modification, or amendment to the Employment Agreement shall be effective and binding only if in writing and signed by the parties to the Employment Agreement;

NOW, THEREFORE, subject to the approval of the Human Resources & Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Section 2 – Term of Employment

Section 2 of the Employment Agreement is hereby amended by deleting such section in its entirety and inserting the following in lieu thereof:

2. Term

Subject to the provisions contained in Sections 6 and 7, the Executive’s employment by the Company shall continue for a transition term (hereinafter the “Transition Term”) commencing July 1, 2025 through June 30, 2026 (the “Transition Completion Date”). Either the Transition Term or the employment term following the Transition Term may be referred to as the "Term." Executive’s employment with the Company shall continue after the Transition Completion Date unless terminated by the Company or Executive pursuant to (a) or (b) below. During the Term, this Agreement may be terminated as follows:

(a)    the Executive delivers to the Company ninety (90) days’ advance written notice of resignation (a “Notice of Termination”); or

(b)   the Company terminates the Executive’s employment with or without “Cause” (as defined herein).

Any Notice of Termination given by the Executive under this Section 2 shall specify: (i) the Termination Date (defined below) that shall be no less than 90 days from the date of the Notice of Termination; and (ii) the fact that the notice is being delivered pursuant to Section 2 of this Agreement. In the event that the Executive delivers a Notice of Termination, the Company shall have the right at any time during such ninety (90)-day notice period to relieve the Executive of all or any portion of his offices, duties and responsibilities and to place him on a paid leave-of-absence status. The date on which the Executive ceases to be employed by the Company, regardless of the reason therefor, is referred to in this Agreement as the “Termination Date.”

2. Section 3 – Duties and Responsibilities

i.	Section 3(a) of the Employment Agreement is hereby amended and restated as set forth below:

3(a) Title. Commencing July 2, 2025, and during the Term, Executive shall have the position of Executive Vice President (EVP), Finance, Stagwell Inc.

ii.	Section 3(b) of the Employment Agreement is hereby amended and restated as set forth below:

3(b) Duties. The Executive shall perform such executive and managerial duties and responsibilities customary to his office and as are reasonably necessary to the operations of the Company. Specifically, Executive shall oversee Corporate Finance as reasonably directed by the CEO.

3. Section 4 – Compensation

i.	Section 4(a) of the Employment Agreement is amended and restated as set forth below:

4(a) Base Salary. As compensation for his services hereunder during the Term, the Company shall pay the Executive, in accordance with its normal payroll practices, an annualized base salary of $650,000, which may be increased from time to time by the Compensation Committee (such annualized base salary, as it may be so increased, “Base Salary”).

ii.	Section 4(b) of the Employment Agreement is amended and restated as set forth below:

4(b) Perquisite Allowance. Effective July 1, 2025, and pro-rated for the 2025 calendar year, the Company will pay Executive a perquisite allowance equal to $25,000 annually during each Term, to cover the costs of leasing, insuring, and maintaining an automobile and other travel expenses professional dues and other perquisities to be paid in accordance with the Company’s normal payroll practices.

iii.	Section 4(c) of the Employment Agreement is amended and restated as set forth below:

4(c) Annual Discretionary Bonus. For the 12-month performance year (the “Performance Year”) ending December 31, 2025, Executive will be eligible to receive annual discretionary incentive compensation, in addition to Executive’s Base Salary, up to 85% of Executive’s Base Salary (“2025 Transition Bonus Target”). After the Transition Completion Date, for the Performance Year ending December 31, 2026 and subsequent years, Executive shall be eligible to receive annual discretionary incentive compensation of up to 75% of Executive’s Base Salary (“Bonus Target”).

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The annual discretionary bonus shall be based upon criteria determined by the Chief Executive Officer and the Compensation Committee, which criteria shall include the Executive’s performance, the overall financial performance of the Company and such other factors as the Chief Executive Officer and the Compensation Committee shall deem reasonable and appropriate (such annual discretionary bonus, as it may be so increased, the “Annual Discretionary Bonus”). The percentage of Executive’s 2025 Transition Bonus Target awarded shall be equal to the percentage of the applicable bonus target awarded to the Chief Executive Officer (or, in the event the CEO waives a bonus in 2025, to that of the Chief Financial Officer). For the avoidance of doubt, the preceding sentence shall not be construed or interpreted to mean that Executive shall receive the same bonus amount (or bonus Target) as the Chief Executive Officer (or Chief Financial Officer if the CEO waives). For the avoidance of doubt, the foregoing provisions matching the Executive’s awarded percentage to the CEO (or CFO if applicable) shall only apply to the discretionary bonus for 2025 Performance Year. The Annual Discretionary Bonus shall be paid in accordance with the Company’s normal bonus payment procedures. The Annual Discretionary Bonus will be paid 75% in cash and 25% in restricted stock units underlying shares of Stagwell Inc. Class A Common Stock, which will vest one (1) year following the applicable grant date. In the Company’s sole discretion, cash may be substituted in whole or in part for the restricted stock units. Any cash bonus awarded pursuant to this Section 4(c) shall be deemed earned and not be subject to any repayment or retention conditions. All regular vesting provisions related to stock bonus grants shall apply.

iv.	Section 4(e) of the Employment Agreement is amended and restated as set forth below:

4(e) Grants Under LTIP Plans: For the 2026 calendar year, the Executive shall be eligible to receive an annual target award amount of approximately $619,000 USD pursuant to the Company’s applicable LTIP Plan, with such award to be made on terms and conditions no more or less favorable than those of awards made to other senior executives of the Company. After the Transition Completion Date, for the 2027 calendar year and subsequent years, any annual target award amount under the LTIP shall be approximately $300,000 with each such award to be made on terms and conditions no more or less favorable than those of awards made to other senior executives of the Company.

4. Section 6 – Termination

i.	Section 6(b) of the Employment Agreement is amended and restated as set forth below:

(b) Termination by the Executive for Good Reason: Executive shall be entitled to terminate this Agreement and the Term for “Good Reason” by written notice to the Company not more than 20 days after the occurrence of the event constituting such Good Reason. For the purposes of this Agreement, “Good Reason” shall mean:

i.	removal of Executive from an “EVP” level role which is not reporting directly to the CEO of the Company, unless otherwise agreed in writing by the Executive; or

ii.	The Company’s material breach of the compensation and benefits provisions of Section 4 or Section 5 hereof, which breach remains uncured (if curable) for a period of 15 days after written notice of such breach to the Company.

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Any notice required to be given by the Executive pursuant to this Section 6(b) shall specify the nature of the circumstance alleged to constitute Good Reason and the provisions of this Agreement relied upon, and shall specify the date of termination which shall not be less than 30 days or more than 60 days following the date of such notice.

ii.	Section 6 of the Employment Agreement is further amended by adding the following paragraph:

6(e) Notice of Termination by the Executive Without Good Reason during the Transition Term Only: Should Executive provide a Notice of Termination without “Good Reason” at any time during the Transition Term, such notice shall be deemed a Notice of Termination for “Good Reason” as of July 1, 2025 for purposes of Executive’s LTIP grants that have not vested pursuant to their applicable vesting schedules as of the Termination Date (as defined in Section 2 above).

5. Order of Precedence

In the event of any conflict or inconsistency between the terms and conditions of this Amendment No. 2 and any terms and conditions of the Employment Agreement or other documents relating to Executive’s employment at the Company, the terms and conditions set forth in this Amendment No. 2 shall prevail.

6. No other Amendment

Except as set forth in this Amendment No. 2, the Employment Agreement and all other provisions therein shall remain in full force and effect without further modification.

7. Applicable Law and Jurisdiction

This Amendment No. 2 shall be governed by and construed in accordance with the laws of New York, without application of conflict of law provisions applicable therein.

8. Capitalized Terms

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

9. Headings

The headings contained in this Amendment No. 2 are for reference purposes only and shall not affect the meaning or interpretation of this Amendment No. 2.

10. Counterparts

This Amendment No. 2 may be executed in one or more counterparts, and each such counterpart shall be deemed an original instrument, but all such counterparts taken together shall constitute but one agreement. Facsimile or PDF signatures shall constitute an original.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2, as of the day and year first above written.

Stagwell Inc.

By:	/s/ Mark Penn
Mark Penn
CEO and Chairman
Date:	07/02/2025

Accepted & Agreed:

/s/ Frank Lanuto
Frank Lanuto
Date:	07/02/2025

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